Mail Stop 3561                                                 May
16, 2006

Mr. Kevin Ericksteen
President and Director
Shelby Group, Inc
10135 E. via Linda Road
Suite D-224A
Scottsdale, AZ
85260

Re:	Form 10-KSB for the fiscal year ended December 31, 2005
	File No. 000-32773

Dear Mr. Ericksteen:

            We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

						Sincerely,


						Tia Jenkins
						Senior Assistant Chief Accountant
						Office of Emerging Growth Companies



Shelby Group, Inc